NON-DISPOSAL UNDERTAKING

Date	:	February 2, 2012

To	:	ICICI Bank Limited, New York Branch

Dear Sirs,

We at Cadista Holdings Inc. (the Parent Company), a Delaware corporation with a principal office at 207 Kiley Drive, Salisbury, Maryland 21801, refer to the Credit Facility Agreement dated as of the date hereof (Facility Agreement) entered into between Jubilant Cadista Pharmaceuticals Inc. (Borrower) a Delaware corporation and wholly-owned subsidiary of the Parent Company having its principal office at 207 Kiley Drive, Salisbury, Maryland 21801, and ICICI Bank, New York Branch (hereinafter referred to as either the “Lender”, “Bank” or “you”), under the terms of which you have agreed to provide a revolving credit facility and certain other facilities in an amount not exceeding $ 8,500,000 in the aggregate (Facility) to the Borrower.

At the request of the Borrower, the Parent Company has agreed to not dispose of its shareholdings in the Borrower on the terms and conditions set out below. The shares of common stock of the Borrower held by the Parent as of date are more particularly described under Schedule I attached hereto (Parent Company Shares).

1.           DEFINITIONS

Capitalized terms used herein and not separately defined have the meanings ascribed to such terms in the Facility Agreement. In this Undertaking, the capitalized terms below shall have the following meanings:

Lender means ICICI Bank Limited, New York Branch.

Management Control means the power to direct the management and policies of an entity, whether through the ownership of voting capital, by contract or otherwise.

Party means a party to this Undertaking.

Undertaking means this Non-Disposal Undertaking dated February 2, 2012.

2.           THE FACILITY AGREEMENT

The Parent Company hereby acknowledges receipt of a copy of the Facility Agreement and confirms that it is familiar with and has approved of the terms and conditions of the Facility Agreement.

3.           NON-DISPOSAL UNDERTAKING

In consideration of the Facility being made available to the Borrower under the terms of the Facility Agreement and the other Credit Documents, the Parent Company hereby agrees, confirms and undertakes that:

(a)	As on the date of this Undertaking, the Parent Company is holding the Parent Company Shares, which constitute all of the issued and outstanding shares of the Borrower on a fully-diluted basis, as is more particularly described under Schedule I attached hereto. The share certificates (the Certificates) pertaining to the aforesaid shares are presently in custody of State Bank of India, New York Branch.

(b)	Notwithstanding anything contained herein or any other Credit Document, as long as any amounts remain due from the Borrower to Lender under the Facility Agreement or any Credit Document:

(i)	the Parent Company will ensure that its shareholding in the Borrower shall remain at 100% of the issued and outstanding equity share capital on a fully-diluted basis of the Borrower.

(ii)	the Parent Company affirms that the custody of the said certificates are with the State Bank of India, N.Y. and as and when it receives the share certificates from State Bank of India (which shall in no event be later than after the indebtedness to State Bank of India is paid in full), it will not part with the custody of the Certificates without your prior written approval of the Lender and will at all times maintain Management Control of the Borrower;

(iii)	the Parent Company has not and will not transfer, assign, dispose of, pledge, charge or create any lien or in any way encumber its shareholdings in the Borrower in favor of any other Person;

4.             REPRESENTATIONS AND WARRANTIES AND UNDERTAKINGS

4.1          The Parent Company hereby represents and warrants that:

(a)	The obligations expressed to be assumed by it in this Undertaking are legal, valid, binding and enforceable obligations of the Parent Company.

(b)	It has the power to enter into, perform and deliver, and has taken all necessary corporate and other action to authorize its entry into, performance and delivery of, this Undertaking and the transactions contemplated by it, including without limitation, the consent of the Board of the Parent Company that is attached hereto as Exhibit A.

(c)	The entry into and performance by it of, and the transactions contemplated by, this Undertaking does not and will not conflict with:

(i)	any law or regulation applicable to it or binding on its property or assets;

(ii)	its constitutional documents; and/ or

(iii)	any agreement or instrument binding on it or any of its property or assets.

(d)	It has obtained as of the date hereof, all authorizations, consents, permits and licenses required:

(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in this Undertaking;

(ii)	to make this Undertaking enforceable against Parent Company; and

(iii)	to enable it to carry on its business, trade and ordinary activities, have been obtained or effected and are in full force and effect.

(e)	There are and shall be no legal, administrative or other actions, claims or other proceedings current, pending or, threatened against it which if decided adversely would adversely affect the financial condition, business, operations or prospects of the Parent Company or would adversely affect the Parent Company’s ability to perform its obligations under this Undertaking or which question the legality, validity or binding effect of any provision of this Undertaking.

(g)	It will immediately inform Lender of (i) the imposition of, or change in any law, decree or regulation affecting its obligations under this Undertaking; (ii) any amendment to its constituent documents; (iii) any material change in its business activities; (iv) of the occurrence of any other matter which affects the corporate or business activities or existence of the Parent Company; and (v) the occurrence of any other matter which affects the corporate or business existence of the Parent Company.

5.           OBLIGATIONS

5.1         Mergers, Etc.

As long as the Facility is outstanding, the Parent Company will not allow the Borrower to exercise any rights in respect of Parent Company Shares, or take or support any actions, which results in (i) any transaction of merger or consolidation or amalgamation of Borrower, or (ii) liquidation, winding-up or dissolution of the Borrower (or suffer any liquidation or dissolution), or (iii) the conveyance, sale, lease, transfer or other disposition of, in one transaction or a series of transactions, any shares of Borrower’s capital stock or all or any substantial part of its business or assets, whether now owned or hereafter acquired, or (iv) any change in the nature of Borrower’s business or in the methods by which it conducts business, or (v) the amendment of Borrower’s certificate of incorporation, bylaws (or equivalent charter documents) to create or authorize the creation of any class or series of stock other than the class or classes or series of stock now authorized in Borrower’s certificate of incorporation heretofore delivered to Lender and all of which are held by the Parent Company.

5.2         Support Resolutions

As long as the Facility is outstanding, the Parent Company will,

(a)	support all necessary corporate resolutions, including any resolutions at the meetings of shareholders of the Borrower to ensure that the Borrower complies with the terms of the Credit Documents; and

(b)	oppose all corporate resolutions, including at the meetings of the shareholders of the Borrower that may result in the Borrower being in breach of any Credit Document.

6.           TERMINATION

The obligations of the Parent Company pursuant to this Undertaking will continue as long as any amounts remain due and payable to the Lender under the Facility or the Facility remains outstanding, save in respect of any obligations which remain unperformed on that date.

7.           NOTICES

All notices and other communications, provided for under this Undertaking shall be in writing and mailed or telecopied or delivered, if to the Borrower, at its address noted herein above, if to the Parent Company, at its address noted herein above, and if to the Bank, at its address at 500 Fifth Avenue, 28th Floor, New York, New York 10110 in the United States America; or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section. All such notices and communications shall when mailed, hand delivered, sent by overnight courier or telegraphed, be effective when deposited in the mails or delivered to the telegraph company or received when delivered by hand or through courier, respectively, addressed as aforesaid, except that notices to the Bank pursuant to the provisions of this Undertaking shall not be effective until received by the Bank.

8.           MISCELLANEOUS

8.1	Any term or condition of this Undertaking can be waived at any time only by Lender and in writing.

8.2	This Undertaking may be modified or amended only by a written instrument duly executed by Lender.

8.3	The Parent Company will not assign or transfer all or any of its rights, benefits or obligations under this Undertaking. Lender may, at any time, assign or transfer all or any of your rights, benefits and obligations under this Undertaking to any other person.

8.4	In case any provision in or obligation under this Undertaking is held to be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

8.5         This Undertaking will be governed by and construed and enforced in accordance with the internal law, excluding any laws regarding the conflict of laws, of the State of New York.

8.6          The Parent Company:

(a)         agrees that the courts in New York County, State of New York will have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Undertaking and that accordingly any suit, action or proceedings (together referred to as Proceedings) arising out of or in connection with this Undertaking shall be brought in such courts and irrevocably submits to and accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of such courts or tribunals;

(b)          irrevocably waives any objection now or in future, to the laying of the venue of any Proceedings in any court in New York County, State of New York and any claim that any such Proceedings have been brought in an inconvenient forum and further irrevocably agrees that a judgment in any Proceedings brought in any court in New York County, State of New York will be conclusive and binding upon it and may be enforced in the courts of any other jurisdiction (subject to the laws of such jurisdiction) by a suit upon such judgment, a copy of which shall be conclusive evidence of such judgment, or in any other manner provided by law;

(c)	agrees that nothing contained in this Clause 8.6 will limit any of Lender’s rights to take any Proceedings in any other court of competent jurisdiction, nor will the taking of any Proceedings in one or more jurisdictions preclude the taking of any Proceedings in any other jurisdiction whether concurrently or not, and Parent Company submits to and accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of such court, and irrevocably waives any objection that it may have now or in the future to the laying of the venue of any Proceedings and any claim that any such Proceedings have been brought in an inconvenient forum; and

(d)	hereby consents generally in respect of any Proceedings arising out of or in connection with this Undertaking to the giving of any relief or the issue of any process in connection with such Proceedings including, without limitation, the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgement which may be made or given in such Proceedings.

8.8	Any default or failure by the Parent Company to fulfill its obligations under this Undertaking will constitute an Event of Default under the Facility Agreement.

8.9	This Undertaking is a Credit Document.

9.           BORROWER'S CONFIRMATION

The Borrower confirms that it has read and understood the terms and conditions of this Undertaking. The Borrower understands and acknowledges that it has been notified about the existence, and the provisions, of this Undertaking, and recognizes the rights of the Lender, and the obligations of the Parent Company, under this Undertaking. The Borrower agrees and undertakes that it will not, and it will not permit the Parent Company, to take any action, which by itself or which considered in aggregate with other actions, would lead to non-compliance with the provisions of this Undertaking.

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IN WITNESS WHEREOF, the Parties to this undertaking have signed and affirmed this Undertaking on the day and date appearing first appearing above.

Cadista Holdings Inc.

/s/ Kamal Mandan

Name: KAMAL MANDAN
Title: CHIEF FINANCIAL OFFICER

Jubilant Cadista Pharmaceuticals Inc.

/s/ Kamal Mandan

Name: KAMAL MANDAN
Title: CHIEF FINANCIAL OFFICER

ACKNOWLEDGED AND ACCEPTED

ICICI Bank Limited, New York Branch

/s/ Ashish Bafna

Name: ASHISH BAFNA

Title: ASSISTANT GENERAL MANAGER

Schedule I

Details of Shareholding in the Borrower

Name of Holder	No. of Shares	Share Certificate Nos.
Cadista Holdings Inc.	100	3

Exhibit A

Consent of the Board of Cadista Holdings Inc.

[Attached]